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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                -----------------------------------------------


                                    FORM 8-K



       Date of Report (Date of earliest event reported):  August 31, 1994



                              BANCTEXAS GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)





           DELAWARE                      0-8937                 75-1604965
(State or other jurisdiction of      (Commission File        (I.R.S. Employer
 incorporation or organization)          Number)          Identification Number)

        P.O. BOX 802527                                         75380-2527
         DALLAS, TEXAS                                          (Zip Code)
(Address of principal executive
           offices)


                                 (214) 701-4700
              (Registrant's telephone number, including area code)
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ITEM 1.  CHANGES IN CONTROL OF THE REGISTRANT.

         On August 31, 1994, BancTEXAS Group Inc. (the "Company") completed a private placement transaction whereby First Banks, Inc., a Missouri bank holding company ("First Banks") acquired 37,500,000 shares of Class B Common Stock, $.01 par value (the "Class B Stock") for an aggregate purchase price of $30,000,000. Each share of Class B Stock entitles the holder thereof to one vote per share, as does each share of the Company's existing common stock (of which 20,145,525 shares were outstanding as of August 31, 1994). Accordingly, First Banks acquired the power to vote approximately 65% of all outstanding voting stock of the Company as of August 31, 1994.

         The transaction with First Banks was completed following approval by the Company's stockholders at the 1994 Annual Meeting of Stockholders, which was held on August 18, 1994, and also following the receipt of necessary regulatory approvals. Detailed information regarding the terms of the transaction was set forth in a Stock Purchase and Operating Agreement dated May 19, 1994 between the Company and First Banks, which was filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1994, and in the Proxy Statement for the Annual Meeting of Stockholders.

         The Company has been informed by First Banks that, of the $30,000,000 purchase price for the Class B Stock, $3,000,000 was provided by general corporate funds of First Banks and $27,000,000 was borrowed pursuant to an existing credit agreement which First Banks maintains with a group of unaffiliated commercial banks. The Company understands that the Class B Stock has been pledged as collateral for the loan evidenced by the credit agreement, and that the terms of the credit agreement include customary provisions which could ultimately result in foreclosure of the Class B Stock in the event of a default in repayment of the loan by First Banks, if such a default were not cured or other arrangements acceptable to the lending banks were not made by First Banks.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         BancTEXAS Group Inc.
                                         (Registrant)



Date:  September 15, 1994                 By: /s/ Richard H. Braucher
                                              --------------------------------
                                              Richard H. Braucher
                                              Senior Vice President, Secretary
                                                and General Counsel